Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the KLDiscovery Inc. 2019 Incentive Award Plan of our report dated July 23, 2019, with respect to the consolidated financial statements of LD Topco, Inc. and subsidiaries and to the use of our report dated September 13, 2019, with respect to the condensed consolidated financial statements of LD Topco, Inc. included in Amendment No. 4 to the Registration Statement (Form S-4 No. 333-232238) of Pivotal Acquisition Corp., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

February 14, 2020